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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

     Everest Capital Limited
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   (Last)                            (First)              (Middle)

     The Bank of Butterfield Building, 65 Front Street, 6th Floor
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                                    (Street)

     Hamilton      HM JX           Bermuda                 N/A
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    (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

        March 19, 2003
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3.   I.R.S. Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

     Kitty Hawk, Inc. (Ticker symbol not yet determined)
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5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form filed by One Reporting Person

     [X]  Form filed by More than One Reporting Person


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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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

Common Stock, $0.01 par value            3,318,114 (1)(2)            I                    By Everest Capital Master Fund, L.P.
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Common Stock, $0.01 par value            308,448 (1)(3)              I                    By Everest Capital Senior Debt Fund, L.P.
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



FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Warrant          March 14, 2003  March 13, 2013     Common Stock       5,010,972 (1)(2)   $0.000001     I     By Everest Capital
                                                    $0.01 par value                                           Master Fund, L.P.
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Warrant          March 14, 2003  March 13, 2013     Common Stock         465,815 (1)(3)  $0.000001      I     By Everest Capital
                                                    $0.01 par value                                           Senior Debt Fund, L.P.
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

(1) Each of the reporting person and the joint filers disclaims beneficial ownership of the reported securities except to the extent of its pecuniary interest therein, and this report shall not be deemed an admission that the reporting person or any joint filer is the beneficial owner of the securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended or for any other purpose.

(2) These securities are owned by Everest Capital Master Fund, L.P. Everest Capital Limited is the general partner of Everest Capital Master Fund, L.P.

(3) These securities are owned by Everest Capital Senior Debt Fund, L.P. Everest Capital Limited is the general partner of Everest Capital Senior Debt Fund, L.P.




     Everest Capital Limited
     Reporting Person

By:  Malcolm Stott
     Chief Operating Officer

          /s/ Malcolm Stott                                   March 26, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


*    If the Form is filed by more than one Reporting Person, see Instruction
     5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Joint Filing Information


Name: Everest Capital Master Fund, L.P.


Address:   c/o Citco Fund Services (Bermuda) Limited
           Wessex House
           45 Reid Street
           Hamilton HM 12
           Bermuda

Designated Filer:  Everest Capital Limited


Issuer & Ticker Symbol:  Kitty Hawk, Inc. (Ticker symbol not yet determined)


Date of Event Requiring Filing:         March 19, 2003


By:  Everest Capital Limited, General Partner


Signature:  /s/ Malcolm Stott
            -----------------
            By:  Malcolm Stott
            Title:  Chief Operating Officer



00119.0002 #394373